Exhibit 10.3

CHICOPEE BANCORP, INC.

THREE-YEAR EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) made this 19th day of July, 2006, by and between CHICOPEE BANCORP, INC., a Massachusetts chartered corporation (the “Company”), and W. GUY ORMSBY (the “Executive”).

WHEREAS, Executive serves in a position of substantial responsibility; and

WHEREAS, the Company wishes to assure Executive’s services for the term of this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Company during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1. Employment. Executive is employed as the Executive Vice President, Chief Financial Officer and Treasurer of the Company. Executive will perform all duties and shall have all powers commonly incident to the offices of Executive Vice President, Chief Financial Officer and Treasurer of the Company or which, consistent with those offices, are delegated to him by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company. During the term of this Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Company and to carry out the duties and responsibilities reasonably appropriate to those offices.

2. Location and Facilities. Executive will be furnished with the working facilities and staff customary for executive officers with the titles and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Company, or at such other site or sites customary for such offices.

3. Term. The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the date written above and shall continue for a period of thirty-six (36) full calendar months. The term of this Agreement shall be extended for one day each day so that a constant thirty-six (36) calendar month term shall remain in effect, until such time as the Board or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with the terms of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

4. Base Compensation.

a.	The Company agrees to pay Executive during the term of this Agreement a base salary at the rate of $186,000 per year, payable in accordance with customary payroll practices.

b.	The Board shall review annually the rate of the Executive’s base salary based upon factors they deem relevant, and may maintain or increase his salary, provided that no such action shall reduce the rate of salary below the rate in effect on the Effective Date.

c.	In the absence of action by the Board, the Executive shall continue to receive salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5. Bonuses. Executive shall be eligible to participate in discretionary bonuses or other incentive compensation programs that the Company may award from time to time to senior management employees pursuant to bonus plans or otherwise.

6. Benefit Plans. Executive shall be eligible to participate in such life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Company for the benefit of its employees.

7. Vacations and Leave.

a.	The Executive shall be entitled to vacation and other leave in accordance with policy for senior executives, or otherwise as approved by the Board.

b.	In addition to paid vacation and other leave, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

8. Expense Payments and Reimbursements. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company.

9. Automobile Allowance. During the term of this Agreement, the Executive shall be entitled to use of a Bank-owned automobile. The Bank shall provide car insurance, maintenance and gas for said automobile. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as may be established by the Company or the Bank from time to time, and the Company or the Bank shall annually include on Executive’s Form W-2 any amount of income attributable to Executive’s personal use of such automobile.

10. Loyalty and Confidentiality.

a.	During the term of this Agreement Executive: (i) shall devote all his time, attention, skill, and efforts to the faithful performance of his duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company or any of its subsidiaries or affiliates.

b.	Nothing contained in this Agreement shall prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Company, or, solely as a passive, minority investor, in any business.

c.	Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and its affiliates; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company or its affiliates to which he may be exposed during the course of his employment. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor will he use the information in any way other than for the benefit of the Company.

11. Termination and Termination Pay. Subject to Section 12 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.	Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate will receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Retirement. This Agreement will terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise. Executive will receive the compensation due to him through his retirement date.

c.	Disability.

i.	The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Company (or, if no such plans exists, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board will determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

ii.	In the event of his Disability, Executive will no longer be obligated to perform services under this Agreement. The Company will pay Executive, as Disability pay, an amount equal to one-hundred percent (100%) of Executive’s bi-weekly rate of base salary in effect as of the date of his termination of employment due to Disability. The Company will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date he returns to full-time employment in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) his attainment of age 65; or (D) the date this Agreement would have expired had Executive’s employment not terminated by reason of Disability. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Company or its affiliates. In addition, during any period of Executive’s Disability, the Company will continue to provide Executive and his dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which Executive and/or his dependents participated prior to Executive’s Disability on the same terms as if he remained actively employed by the Company.

d.	Termination for Cause.

i.	The Board may, by written notice to Executive in the form and manner specified in this paragraph, terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Company, any felony conviction, any violation of law involving moral turpitude or any violation of a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

ii.	Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Company unless the Company delivered to Executive a copy of a resolution duly adopted at a meeting of the Board where in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars of this conduct.

e.	Voluntary Termination by Executive. In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits up to the date of his termination.

f.	Without Cause or With Good Reason.

i.	In addition to termination pursuant to Sections 11(a) through 11(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

ii.	Subject to Section 12 of this Agreement, in the event of termination under this Section 11(f), Executive shall be entitled to receive his base salary in effect as of his termination date for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of such termination. Also, in such event, Executive shall, for the remaining term of the Agreement, receive the benefits he would have received during the remaining term of the Agreement under any retirement programs (whether tax-qualified or non-qualified) in which Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding his termination) and continue to participate in any benefit plans of the Company or its subsidiaries that provide health (including medical and dental), or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Company or its subsidiaries during such period. In the event that the Company is unable to provide such coverage by reason of Executive no longer being an employee, the Company or its subsidiaries shall provide Executive with comparable coverage on an individual policy basis.

iii.	“Good Reason” shall exist if, without Executive’s express written consent, the Company materially breaches any of its obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon any of the following:

(1)	A material reduction in Executive’s responsibilities or authority in connection with his employment with the Company;

(2)	Assignment to Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

(3)	Failure of Executive to be nominated or renominated to the Board to the extent Executive is a Board member prior to the Effective Date;

(4)	A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 12 of this Agreement, any reduction in salary or material reduction in benefits below the amounts Executive was entitled to receive prior to the Change in Control;

(5)	Termination of incentive and benefit plans, programs or arrangements, or reduction of Executive’s participation, to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(6)	A requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office of the Company and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation; or

(7)	Liquidation or dissolution of the Company.

iv.	Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans maintained as part of a good faith, overall reduction or elimination of such plans or benefits, applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), will not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans prior to the reduction or elimination are not available to other officers of the Company or any affiliate under a plan or plans in or under which Executive is not entitled to participate.

g.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Company or Executive pursuant to Section 11(f):

i.	Executive’s obligations under Section 10(c) of this Agreement will continue in effect; and

ii.	During the period ending on the first anniversary of such termination, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Company or its subsidiaries or affiliates from any office within thirty-five (35) miles from the main office of the Company or any branch of the Bank and, further, Executive will not interfere with the relationship of the Company, its subsidiaries or affiliates and any of their employees, agents, or representatives.

12. Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.	Merger: The Company merges into or consolidates with another entity, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii.	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G)

required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

b.	Termination. If within the period ending two (2) years after a Change in Control, (i) the Company terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Company will, within ten (10) calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to three (3) times Executive’s average “Annual Compensation” over the five (5) most recently completed calendar years, ending with the year immediately preceding the effective date of the Change in Control. In determining Executive’s average “Annual Compensation”, “Annual Compensation” will include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, retirement benefits, director or committee fees and fringe benefits paid or accrued for Executive’s benefit. Annual compensation will also include profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year. The cash payment made under this Section 12(b) shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of Executive’s termination of employment, however, Executive’s rights under Section 11(f) are not otherwise affected by this Section 12. Also, in such event, the Executive shall, for a thirty-six (36) month period following his termination of employment, receive the benefits he would have received over such period under any retirement programs (whether tax-qualified or nonqualified) in which the Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding the Change in Control) and continue to participate in any benefit plans of the Company and/or the Bank that provide health (including medical and dental), or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank and/or the Company during such period. In the event that the Company or its subsidiaries are unable to provide such coverage by reason of the Executive no longer being an employee, the Company or its subsidiaries shall provide the Executive with comparable coverage on an individual policy.

c.	The provisions of Section 12 and Sections 14 through 27, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or two (2) years following a Change in Control.

13. Indemnification and Liability Insurance. Subject to and limited by Section 27 of this Agreement, the Company shall provide the following:

a.	Indemnification. The Company agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or Executive of the Company or any of its subsidiaries or affiliates (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an Executive or director of the Company or any of its subsidiaries or affiliates. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 13(a) to the contrary, the Company will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

b.	Insurance. During the period for which the Company must indemnify Executive under this Section, the Company will provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy, at the Company’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Company and subsidiaries.

14. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, incurred by the Executive in connection with successful enforcement by the Executive of the obligations of the Company to the Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Company take some action specified by this Agreement: (i) as a result of court order; or (ii) otherwise by the Company following an initial failure of the Company to pay such money or take such action promptly after written demand therefor from the Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

15. Adjustment of Certain Payments and Benefits.

a.	Tax Indemnification. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit or distribution made or provided by the Company or any affiliate or for the benefit of the Executive (whether made or provided pursuant to the terms of this Agreement or otherwise) (each referred to herein as a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (the excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the

Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b.	Determination of Gross-Up Payment. Subject to the provisions of Section 15(c), all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 15, shall be paid by the Company to the Executive within five business days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment will not have been made by the Company which should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhaust their remedies pursuant to Section 15(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company or for the benefit of the Executive.

c.	Treatment of Claims. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment to be made. Such notification shall be given as soon as practicable, but no later than ten business days, after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or any shorter period ending on the date that payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of this period that it desires to contest such claim, the Executive shall:

i.	give the Company any information reasonably requested by the Company relating to such claim;

ii.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

iii.	cooperate with the Company in good faith in order to effectively contest such claim; and

iv.	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and indemnity and hold the Executive harmless, on an after-tax basis, for any Excise Tax or related taxes, interest or penalties imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15(c), the Company shall control all proceedings taken in connection with such contest and, at their option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim and may, at their option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. Further, the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis (including interest or penalties with respect thereto). Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

d.	Adjustments to the Gross-Up Payment. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s compliance with the requirements of Section 15(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after applicable taxes). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and such denial of refund occurs prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

16. Injunctive Relief. Upon a breach or threatened breach of Section 11(g) of this Agreement or the prohibitions upon disclosure contained in Section 10(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Company shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Company under this Agreement.

17. Successors and Assigns.

a.	This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

b.	Since the Company is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties under this Agreement without first obtaining the written consent of the Company.

18. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company at its principal business offices and to Executive at his home address as maintained in the records of the Company.

20. No Plan Created by this Agreement. Executive and the Company expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

21. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22. Applicable Law. Except to the extent preempted by federal law, the laws of the Commonwealth of Massachusetts shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions of this Agreement.

24. Headings. Headings contained in this Agreement are for convenience of reference only.

25. Entire Agreement. This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

26. Source of Payments. Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by Executive under the Employment Agreement in effect between Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Executive under similar provisions of this Agreement. Payments will be allocated in proportion to the level of activity and the time expended by Executive on activities related to the Company and the Bank, respectively, as determined by the Company and the Bank.

27. Miscellaneous. In the event any of the foregoing provisions of this Section 27 are in conflict with the terms of this Agreement, this Section 27 shall prevail.

a.	The Board may terminate Executive’s employment at any time, but any termination by the Company, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 11(d) hereinabove.

b.	Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

c.	Notwithstanding anything in this Agreement to the contrary, if the Company in good faith determines that amounts that, as of the effective date of the Executive’s termination of employment are or may become payable to the Executive upon termination of his employment hereunder are required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Company will so advise the Executive, and any such payments shall be suspended and accrued for six months, whereupon they shall be paid to the Executive in a lump sum (together with interest thereon at the then-prevailing prime rate). The Executive agrees that the Company shall be deemed to be in breach of this Agreement if it delays making a payment otherwise payable hereunder by reason of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 19, 2006.

ATTEST:	CHICOPEE BANCORP, INC.

/s/ William J. Wagner	By:	/s/ Theresa C. Szlosek
Witness		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ William J. Wagner	By:	/s/ W. Guy Ormsby
W. Guy Ormsby